Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-100646, 333-87945, 333-60606, 333-47784, 333-29537, 333-29529, 333-90410, 333-109744 and 333-116308) of Callon Petroleum Company of our reports dated March 8, 2005, with respect to the consolidated financial statements of Callon Petroleum Company, Callon Petroleum Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Callon Petroleum Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/Ernst & Young LLP

New Orleans, Louisiana
March 8, 2005